FOR IMMEDIATE RELEASE

CONTACT:

John Arnold

Ansoft Corporation

TEL: 412.261.3200

FAX: 412.471.9427

EMAIL: arnold@ansoft.com

ANSOFT CORPORATION FOURTH QUARTER EARNINGS INCREASE 49%

FULL YEAR EARNINGS INCREASE 130%

PITTSBURGH, PA -- May 26, 2005 -- Ansoft Corporation (NASDAQ: ANST) today announced financial results for its fourth quarter of fiscal 2005 ended April 30, 2005.

Revenue for the fourth quarter totaled $21.7 million, an increase of 22% compared to $17.8 million reported in the previous fiscal year's fourth quarter. On a non-GAAP basis, net income for the fourth quarter was $4.9 million, or $0.38 per diluted share, representing a 49% increase when compared to net income of $3.3 million, or $0.25 per diluted share in the previous fiscal year's fourth quarter. On a generally accepted accounting principles (GAAP) basis, net income for the fourth quarter was $4.7 million, or $0.36 per diluted share, compared to GAAP net income of $2.8 million, or $0.21 per diluted share in the previous fiscal year's fourth quarter.

Revenue for the fiscal year totaled $67.7 million, compared to $54.7 million reported in the previous fiscal year.

On a non-GAAP basis, net income for the fiscal year was $10.4 million, or $0.80 per diluted share, representing a 130% increase when compared to net income of $4.5 million, or $0.34 per diluted share in the previous fiscal year. On a generally accepted accounting principles (GAAP) basis, net income for the fiscal year was $9.4 million, or $0.73 per diluted share, compared to GAAP net income of $2.6 million, or $0.19 per diluted share in the previous fiscal year.

"We are pleased to report record revenue and earnings for the fourth quarter," said Nicholas Csendes, Ansoft's President and CEO. "For the next fiscal year, we anticipate revenue growth of around 15% as well as increasing profitability of around 25%."

Pro forma results represent non-GAAP financial measures and exclude the impact of amortization of intangible assets. A reconciliation of these amounts to the appropriate GAAP amounts, for the three and twelve months ended April 30, 2005 and 2004 is included with this press release.

Ansoft is a leading developer of high-performance electronic design automation (EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems and power electronics. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially, including, but not necessarily limited to, management's ability to forecast revenues and control expenses and the size, timing and structure of significant licenses.

For further information regarding risks and uncertainties associated with Ansoft's business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Ansoft's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained at Ansoft's website at www.ansoft.com/about/investor/index.cfm.

All information in this release is as of May 26, 2005. Ansoft undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

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Ansoft -- Page 2

ANSOFT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three months ended April 30,		Fiscal year ended April 30,
	2005	2004	2005	2004
Revenue
License	$ 14,310	$ 12,043	$ 39,322	$ 32,301
Service and other	7,356	5,718	28,348	22,352
Total revenue	21,666	17,761	67,670	54,653
Costs of revenue
License	142	225	505	702
Service and other	334	349	1,349	1,155
Total cost of revenue	476	574	1,854	1,857
Gross profit	21,190	17,187	65,816	52,796
Operating Expenses
Sales and marketing	8,586	7,468	31,108	26,930
Research and development	4,671	4,289	16,901	15,690
General and administrative	1,269	1,043	4,861	4,488
Amortization	344	802	1,552	3,182
Total operating expenses	14,870	13,602	54,422	50,290
Income from operations	6,320	3,585	11,394	2,506
Net realized gain (loss) on sale of securities	-	(7)	732	(7)
Other income, net	499	197	1,474	911
Income before income taxes	6,819	3,775	13,600	3,410
Income tax expense	2,083	945	4,159	854
Net income	$ 4,736	$ 2,830	$ 9,441	$ 2,556
Net income per share
Basic	$ 0.40	$ 0.24	$ 0.81	$ 0.22
Diluted	$ 0.36	$ 0.21	$ 0.73	$ 0.19
Weighted average shares used in calculation
Basic	11,866	11,738	11,621	11,672
Diluted	13,064	13,504	12,946	13,248

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Ansoft -- Page 3

ANSOFT CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30,	April 30,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$ 11,910	$ 15,218
Accounts receivable, net	17,388	10,179
Deferred income taxes	229	343
Prepaid expenses and other assets	1,148	675
Total current assets	30,675	26,415

Equipment and furniture, net	2,811	3,598
Marketable securities	28,496	25,502
Other assets	146	383
Deferred income taxes	6,177	5,158
Goodwill	1,239	1,239
Intangible assets	3,877	5,341
Total assets	$ 73,421	$ 67,636

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$ 231	$ 407
Accrued payroll	2,290	567
Accrued income taxes	415	475
Other accrued expenses	2,661	2,566
Current portion of deferred revenue	17,500	11,693
Total current liabilities	23,097	15,708

Long-term liabilities
Long-term portion of deferred revenue	1,039	242
Line of credit	-	10,000
Total long-term liabilities	1,039	10,242

Total liabilities	24,136	25,950

Stockholders' equity
Preferred stock	-	-
Common stock	140	129
Additional paid-in capital	70,410	58,562
Treasury stock	(21,762)	(9,090)
Accumulated other comprehensive income (loss)	(338)	691
Retained earnings (deficit)	835	(8,606)
Total stockholders' equity	49,285	41,686

Total liabilities and stockholders' equity	$ 73,421	$ 67,636

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Ansoft -- Page 4

ANSOFT CORPORATION

RECONCILIATION OF GAAP NET INCOME (LOSS) TO PRO FORMA NET INCOME

(In thousands, except per share amounts)

(unaudited)

Pursuant to the requirement of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. These measures differ from GAAP in that they exclude the amortization of intangible assets. The Company has provided these measurements in addition to GAAP financial results because it believes they provide a consistent basis for comparison between periods that is not influenced by certain non-cash expenses and therefore are helpful to understanding the Company's underlying operational results. These same measures are used by management when evaluating the continuing operating results of the Company.
	Three months ended April 30,		Fiscal year ended April 30,
	2005	2004	2005	2004

GAAP net income	$ 4 ,736	2,830	$ 9,441	$ 2,556
Amortization of intangibles (1)	213	497	962	1,973
Pro forma net income	$ 4,949	$ 3,327	$ 10,403	$ 4,529
Pro forma net income per diluted common share	$ 0.38	$ 0.25	$ 0.80	$ 0.34
Weighted average diluted shares used in calculation	13,064	13,504	12,946	13,248

(1) Amortization expense net of a 38% tax rate.

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